Exhibit 10.5

THIS QUOTA SHARE TREATY is made the 1st day of December 2011

BETWEEN:

(1)	FLECTAT LIMITED a company incorporated in England and Wales (no. 3073140) whose registered office is at Gallery 9, One Lime Street, London EC3M 7HA (the “Reinsured”);

(2)	CANOPIUS CAPITAL TWO LIMITED a company incorporated in England and Wales (no. 5234105) whose registered office is also at Gallery 9, One Lime Street, London EC3M 7HA (“CC2”);

(3)	CANOPIUS BERMUDA LIMITED a company incorporated in Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the “Reinsurer”); and

(4)	CANOPIUS GROUP LIMITED, a company incorporated in the Island of Guernsey (no. 41279) whose registered office is at Ogier House, St Julian’s Avenue, St Peter Port, Guernsey GY1 1WA (“CGL”).

BACKGROUND

A	The Reinsured and CC2 are indirect wholly owned subsidiaries of CGL.

B	The Reinsured is an underwriting member of Lloyd’s and:

(i)	is entitled to participate in Syndicate 4444 at Lloyd’s (the “Syndicate”) for the 2012 underwriting year of account with a member’s syndicate premium limit of £375,857,298 out of a total syndicate capacity of £550,000,000 and participated in the Syndicate for the 2011 underwriting year of account (and was reinsured by the Reinsurer as described in recital D below);

(ii)	is entitled to participate in Syndicate 260 at Lloyd’s (of which the Reinsured is a member for the 2011 and prior underwriting years of account) for the 2012 underwriting year of account; and

(iii)	is not entitled to participate in any other syndicate at Lloyd’s for the 2012 underwriting year of account.

C	CC2 is an underwriting member of Lloyd’s which:

(i)	did not underwrite for the 2011 underwriting year of account (having assigned to the Reinsured its rights of participation in the Syndicate for the 2011 and subsequent underwriting years of account) and will not underwrite for the 2012 underwriting year of account; and

(ii)	participated in the Syndicate for the 2009 and 2010 underwriting years of account (and was reinsured in respect of its 2009 and 2010 underwriting by the Reinsurer as described in recital D below),

whose Funds at Lloyd’s supporting its underwriting for the 2009 and 2010 underwriting years of account are provided in part by way of the cash deposits and investments deposited by the Reinsurer as referred to in recital E below.

D	In respect of the 2009, 2010 and 2011 years of account of the Syndicate there exist:

(i)	between (among others) CC2, the Reinsurer and CGL a quota share reinsurance contract (the “2009 CC2/CBL Quota Share”) whereunder the Reinsurer agreed to assume by way of quota share reinsurance 85% of all rights and obligations of CC2 in respect of its participation as a member of the Syndicate for the 2009 underwriting year of account;

(ii)	between (among others) CC2, the Reinsurer and CGL a quota share reinsurance contract (the “2010 CC2/CBL Quota Share”) whereunder the Reinsurer agreed to assume by way of quota share reinsurance 85% of all rights and obligations of CC2 in respect of its participation as a member of the Syndicate for the 2010 underwriting year of account; and

(iii)	between (among others) CC2, the Reinsured, the Reinsurer and CGL a quota share reinsurance contract (the “2011 Flectat/CBL Quota Share”) whereunder the Reinsurer agreed to assume by way of quota share reinsurance 85% of all rights and obligations of the Reinsured in respect of its participation as a member of the Syndicate for the 2011 underwriting year of account.

E	The underwriting of the Reinsured at Lloyd’s for the 2012 underwriting year of account is in part supported by cash deposits and investments of £130,580,152.79 deposited by the Reinsurer in Funds at Lloyd’s of CC2 and in part made ‘forward interavailable’ to support the underwriting of the Reinsured for the 2011 and 2012 underwriting years of account as well as the underwriting of CC2 for the 2009 and 2010 underwriting years of account, as more particularly described in Article 10(1).

F	CC2 is a party to this Treaty for the purposes of giving to the Reinsurer an undertaking to reimburse the Reinsurer for any drawings on the Reinsurer’s FAL (as defined in Article 10(1)) which are attributable to debts, liabilities or expenses which are the liability of CC2 but not the liability of the Reinsurer under the 2010 CC2/CBL Quota Share or the 2009 CC2/CBL Quota Share.

G	CGL is party to this Treaty for the purposes of guaranteeing to the Reinsurer the reimbursement obligations of the Reinsured and CC2 towards the Reinsurer.

Article 1: Warranty and Undertakings

(1)	The Reinsured warrants that the background facts set out in recital B above are true and accurate.

(2)	The Reinsured undertakes with the Reinsurer that it will not underwrite as a member of any Lloyd’s syndicate for the 2012 underwriting year of account other than the Syndicate and Syndicate 260 without the prior written consent of the Reinsurer.

(3)	In the event that the managing agent of the Syndicate (the “Managing Agent”) proposes to reinsure to close (i) the 2009, 2010 or 2011 underwriting year of account of the Syndicate or (ii) the 2011 or any prior underwriting year of account of any other Lloyd’s syndicate into the 2012 underwriting year of account of the Syndicate, the Reinsured shall use its reasonable endeavours to procure that the Managing Agent consults with the Reinsurer in good faith and provides to the Reinsurer such information as it may reasonably request for the purposes of such consultation.

Article 2: Scope of Reinsurance: Indemnity

(1)	By this Treaty, the Reinsured agrees to cede and the Reinsurer agrees to assume by way of quota share reinsurance on the terms and conditions set out below 85% (or such reduced percentage as may apply pursuant to the operation of paragraph(s) (2)(b) and/or (as the case may be) (3)(b) of Article 11 (Additional Funds at Lloyd’s) below) (the “Relevant Percentage”) of all rights and obligations of the Reinsured in respect of its participation as a member of the Syndicate (for the avoidance of any doubt, not Syndicate 260) for the 2012 underwriting year of account including (i) all business allocated by the Managing Agent to the pure 2012 underwriting year of account, (ii) all business signed by the Managing Agent into the 2012 underwriting year of account and (iii) all business accepted by the Managing Agent for the 2012 underwriting year of account of the Syndicate by way of reinsurance to close (or if an account is closed into the 2012 underwriting year of account other than by reinsurance, all business accepted on such closure) in respect of any earlier underwriting year of account of the Syndicate and/or of any underwriting year of account of any other syndicate at Lloyd’s (including, for the avoidance of any doubt, the 2008 underwriting year of account of Syndicate 839) (the “Business”).

(2)	Accordingly the Reinsurer shall, subject to the Limits of Indemnity referred to in Article 10, indemnify the Reinsured for the Reinsurer’s Relevant Percentage share of all liabilities, obligations and outgoings of the Reinsured as a member of the Syndicate for the 2012 underwriting year of account (other than amounts taken into account in the reduction of premium under Article 6) including any amounts payable for reinsurance to close an underwriting year of account or, if the account is closed other than by reinsurance, all provisions made on closure in the Syndicate accounts for all liabilities attributable to that and prior closed underwriting years of account.

Article 3: Term and Termination

(1)	This Treaty shall commence as of 00.01 on 1 January 2012 and shall continue in force until the 2012 underwriting year of account is closed.

(2)	In addition this Treaty shall terminate:

(a)	if the Reinsured is for any reason precluded from underwriting business as a member of the Syndicate;

(b)	if the Reinsurer is for any reason precluded from acting as reinsurer of the subject business.

(3)	Termination shall not affect the rights and obligations of the parties in respect of the subject business underwritten and ceded up to the termination date.

Article 4: Original Terms

(1)	All business ceded and assumed hereunder shall be subject to all the same terms, clauses and conditions as contained in the original policies including all variations and/or extensions that may be agreed from time to time by the Managing Agent.

(2)	The said business and this Treaty shall be subject to all applicable Byelaws and regulations of Lloyd’s.

Article 5: Information

The Reinsured shall take all available steps to obtain from the Managing Agent and deliver promptly to the Reinsurer on receipt copies of all:

(a)	Syndicate business forecasts;

(b)	reports, accounts, forecasts and notices which the Managing Agent submits or is required by Lloyd’s to submit to corporate members of the Syndicate;

(c)	the Syndicate’s quarterly returns to Lloyd’s (to be delivered within 60 days of the end of each quarter);

(d)	the most recently completed actuarial loss reserve study for the Syndicate; and

(e)	such other information in writing which the Reinsurer may from time to time reasonably require.

Article 6: Premium

(1)	The premium payable hereunder by the Reinsured (“Premium”) shall be an amount equal to that described in paragraph (a) below (“GNPI”) adjusted in accordance with the provisions of paragraphs (b) to (g) below:

(a)	GNPI shall be the Relevant Percentage of the Reinsured’s share of the original gross premium accounted for and allocated to the Syndicate in respect of the Business (net of commissions, brokerage, policy taxes and similar deductions, and premium repayable on cancellation or as return premium) including premium for reinsurance closing any prior underwriting year of account or, if the liabilities of a closed prior year were brought in other than by reinsurance, the reserves transferred to the 2012 underwriting year of account in respect thereof;

(b)	from GNPI shall be deducted the Relevant Percentage of the Reinsured’s share of all premium and other costs of the reinsurances protecting the Business as accounted for and allocated to the Syndicate for the 2012 underwriting year of account excluding any reinsurance to close that underwriting year of account;

(c)	to the resulting sum shall be added the Relevant Percentage of the Reinsured’s share of the Syndicate’s profits on exchange in respect of the 2012 underwriting year of account as accounted for by the Syndicate at closure of the 2012 underwriting year of account and from the same shall be deducted the Relevant Percentage of the Reinsured’s share of the Syndicate’s losses on exchange in respect of the 2012 underwriting year of account as accounted for by the Syndicate at closure of the 2012 underwriting year of account;

(d)	to the resulting sum shall be added the Relevant Percentage of the Reinsured’s share of investment income (net of investment losses and expenses) in respect of the 2012 underwriting year of account allocated to and accounted for by the Syndicate at closure of the 2012 underwriting year of account;

(e)	from the resulting sum shall be deducted the amounts (“Expenses”) set out below:

(i)	the Relevant Percentage of the Reinsured’s share of syndicate operating expenses including taxes and levies not included in (a) above in respect of the 2012 underwriting year of account accounted for by the Syndicate at closure of the 2012 underwriting year of account;

(ii)	the Relevant Percentage of the Reinsured’s standard personal expenses of Lloyd’s Central Fund Contribution and Lloyd’s Subscription accounted for by the Syndicate as deducted by the Managing Agent;

(iii)	an amount equal to 1.0% x 91% of the Relevant Percentage of the Reinsured’s member’s syndicate premium limit for the 2012 underwriting year of account of the Syndicate (the “On-account Annual Fee”) plus, if the sum of the cumulative gross written premium income less the cumulative acquisition costs of the 2012 underwriting year of account of the Syndicate on closure exceeds 91% of the total capacity of the Syndicate for the 2012 underwriting year of account, an amount equal to 1.0% of the Relevant Percentage of the Reinsured’s member’s syndicate premium limit less the On-account Annual Fee;

(f)	from the resulting sum shall be deducted an amount equal to 17.5% of the ‘Profit Before PC’ as referred to and defined below, calculated as follows:

“Income”

(i)	GNPI as defined in (i) above less the Relevant Percentage of the Reinsured’s share of all premium and other costs of the reinsurances protecting the Business as defined in (b) above;

(ii)	the Relevant Percentage of the Reinsured’s share of the Syndicate’s profits or losses on exchange as defined in (c) above;

(iii)	the Relevant Percentage of the Reinsured’s share of investment income (net of investment losses and expenses) accounted for by the Syndicate as defined in (d) above; and

(iv)	in respect of each (if more than one) Interim Settlement Amount paid to the Reinsurer in accordance with Article 9 (Accounts and Settlement) below, an amount of notional investment income determined as follows:

(A x B x C/365) + (D x E x F/365)

where:

A is such amount (if any) of the Interim Settlement Amount as is paid in £ Sterling;

B is the average investment return (expressed as an annualised percentage) earned on the Syndicate’s £ Sterling trust funds during the Relevant £ Sterling Interim Settlement Period (as defined below);

C is the number of days between and including the date that the Reinsured pays A to the Reinsurer and 31 December 2014 (the “Relevant £ Sterling Interim Settlement Period”);

D is such amount (if any) of the Interim Settlement Amount as is paid in US Dollars;

E is the average investment return (expressed as an annualised percentage) earned on the Syndicate’s US Dollar trust funds during the Relevant US Dollar Interim Settlement Period (as defined below);

F is the number of days between and including the date that the Reinsured pays D to the Reinsurer and 31 December 2014 (the “Relevant US Dollar Interim Settlement Period”).

“Outgoings”:

(v)	the Relevant Percentage of the Reinsured’s share of all paid claims and losses and paid claims and loss expenses hereunder in respect of the Business (for the avoidance of doubt after the benefit of the Relevant Percentage of the Reinsured’s share of the Syndicate’s recoveries under protecting reinsurances);

(vi)	the Relevant Percentage of the Reinsured’s share of any amounts payable for reinsurance to close the 2012 underwriting year of account or, if the account is closed other than by reinsurance, all provisions made in the Syndicate accounts on closure for all liabilities including outstanding claims and claims incurred but not reported attributable to that and prior closed underwriting years of account;

(vii)	the Relevant Percentage of the Reinsured’s share of syndicate operating expenses including taxes and levies as defined in paragraph (e)(i) above;

(viii)	the Relevant Percentage of the Reinsured’s standard personal expenses of Lloyd’s Central Fund Contribution and Lloyd’s Subscription as defined in paragraph (e)(ii) above; and

(ix)	the amount referred to in paragraph (e)(iii) above,

the excess, if any, of the sum of all “Income” less the sum of all “Outgoings” being the “Profit Before PC”;

(g)	from the resulting sum shall be deducted to defray the Reinsured’s expenses an overriding commission of GBP50,000 plus the Relevant Percentage of 88.55% of the amounts charged to the Reinsured by third parties as letter of credit or other fees for providing Funds at Lloyd’s or collateral to support the underwriting of the Reinsured as a member of the Syndicate for the 2012 underwriting year of account.

(2)	Premium in currencies other than £Sterling shall be converted into £Sterling at the rates used in the Syndicate’s books of account and shall be payable in £Sterling.

Article 7: Protecting Reinsurances: Follow the Fortunes

(1)	This Treaty is net of and the Reinsurer shall be automatically protected by all reinsurance protections of whatever nature of the Reinsured as a member of the Syndicate and the Reinsurer shall in addition have the benefit, subject to the terms of closure of an account, of all rights of salvage or other recoveries of the Reinsured so that the gross and net accounts respectively of the Reinsurer shall, save as to the overriding commission specified in paragraph (g) in Article 6, follow in all respects those of the Reinsured in respect of the Business.

(2)	Further, the Reinsurer shall be automatically protected by all excess of loss reinsurance protections of the Reinsured in respect of the Business to the extent that claims in respect of the Reinsured’s participation are recovered under such excess of loss reinsurances.

(3)	This Treaty is to pay (and only to pay) losses in line with those which the Reinsured may itself pay, the true intent of this Reinsurance being that the Reinsurer shall, in every case to which this Reinsurance applies, follow without question all settlements and compromises (including those which are made on a ‘without prejudice’ basis or are of a wholly ex gratia nature) of the Reinsured in respect of the Business.

Article 8: Settlements at Syndicate Level

Premium and other income of the Business shall until closure of the 2012 underwriting year of account be retained within the Premiums Trust Funds and other trust funds of the Reinsured as a member of the Syndicate and utilised in accordance with the terms of the applicable trust deeds for the settlement of claims and the other underwriting liabilities of the Business so that, except to the extent that (i) calls are made earlier on the Reinsured in respect of such liabilities and settled as referred to in Article 12 (Cash Calls) below or (ii) early releases to the Reinsured from its Premiums Trust Funds on account of underwriting profits as a member of the Syndicate are permitted by Lloyd’s and the Reinsured makes a corresponding payment on account to the Reinsurer, settlement between the parties shall be made on and follow the closure of the account and releases, if any, from the relevant trust funds.

Article 9: Accounts and Settlement

(1)	Accounts shall be prepared on the basis of an underwriting year and shall in all respects follow the allocations of premium and claims and items of debit and credit between underwriting years of account as are made by the Syndicate (including net investment income gains and losses) (“Accounts”). Accounts of the Syndicate prepared and audited in accordance with relevant Lloyd’s byelaws and requirements shall be binding as between the Reinsurer and the Reinsured and closure of an underwriting year of account shall be final as between the Reinsurer and the Reinsured with respect to that underwriting year of account. Settlements based on those Accounts shall be made promptly on release of funds from the relevant trust accounts. The Reinsured shall during the process of calculation of reinsurances to close keep the Reinsurer fully informed of the basis and methodology of closure. For the avoidance of doubt, settlement between the parties shall be made in payable in £Sterling.

(2)	However, if the Reinsured receives from the trustees of its Premiums Trust Fund an amount representing an interim profit of the Reinsured in respect of its participation as a member of the Syndicate for the 2012 underwriting year of account as declared by the managing agent of the Syndicate (“Interim Profit Distribution”), the Reinsured shall pay to the Reinsurer an amount by way of interim settlement (“Interim Settlement Amount”), up to the Relevant Percentage of the amount of the Interim Profit Distribution, calculated in accordance with the provisions of Article 6 (Premium) above but using reasonable estimates of amounts that will not be finally determined until closure of the 2012 underwriting year of account of the Syndicate. If the Interim Settlement Amount (or if the aggregate of all Interim Settlement Amounts, if more than one) paid to the Reinsurer in respect of the 2012 underwriting year of account of the Syndicate exceeds the amount of the Reinsurer’s share of the result in the Accounts, the Reinsurer shall, forthwith upon receiving the Accounts, pay to the Reinsured an amount equal to the excess.

(3)	All records of the Reinsured insofar as they relate to the business covered by this Treaty shall be open to inspection by the Reinsurer at all reasonable times and the Reinsured shall on request use all endeavours to obtain for the Reinsurer, at the Reinsurer’s expense, copies of or access to the records of the Syndicate to the extent permitted by the underwriting agency agreement between the Reinsured and the Managing Agent.

Article 10: Security and Limitation of Liability

(1)	The Funds at Lloyd’s which support the underwriting of the Reinsured include cash deposits and investments of £130,580,152.79 deposited in the Funds at Lloyd’s of CC2 by the Reinsurer which support the underwriting of CC2 for the 2009 and 2010 underwriting years of account as well as, by way of ‘forward interavailability’, the underwriting of the Reinsured for the 2011 and 2012 underwriting years of account (the “Reinsurer’s FAL”).

(2)	The Reinsurer’s FAL stands as security for the performance of the Reinsurer’s obligations under (i) this Treaty (ii) the 2011 Flectat/CBL Quota Share (iii) the 2010 CC2/CBL Quota Share and (iv) the 2009 CC2/CBL Quota Share. However the Reinsurer and Reinsured acknowledge that, in addition to being capable of being applied to meet Lloyd’s obligations of the Reinsured in respect of its underwriting as a member of the Syndicate for the 2011 and 2012 underwriting years of account and Lloyd’s obligations of CC2 in respect of its underwriting for the 2010 and 2009 underwriting years of account and Lloyd’s obligations of the Reinsured as a member of Syndicate 260 for the 2011 underwriting year of account which are not reinsured under the 2011 Flectat/CBL Quota Share, such Reinsurer’s FAL is also capable of being applied to meet Lloyd’s obligations of the Reinsured as a member of Syndicate 260 for the 2012 underwriting year of account which are not reinsured under this Treaty.

(3)	Subject to the operation of paragraph (2)(a) or (3)(a) (as the case may be) of Article 11 (Additional Funds at Lloyd’s) below and the second paragraph of Article 9 (Settlement) above, the liability of the Reinsurer under this Treaty beyond the amount of the aggregate premium payable to the Reinsurer under Article 6 (subject to the provisions of Article 8 concerning settlement at Syndicate level) shall, when aggregated with all liabilities of the Reinsurer under the 2011 Flectat/CBL Quota Share, the 2010 CC2/CBL Quota Share and the 2009 CC2/CBL Quota Share, be limited to and in no circumstances exceed in aggregate £130,580,152.79 (the “Limit of Indemnity”) PROVIDED that in no circumstances will the Reinsurer have any liability under this Treaty as aforesaid beyond the aggregate of any amounts drawn from the Reinsurer’s FAL less (i) any amount drawn in respect of losses of the Reinsured for the 2012 underwriting year of account which are not reinsured hereunder, (ii) any amount drawn in respect of debts, liabilities or expenses which are the liability of the Reinsured but not the liability of the Reinsurer under the 2011 Flectat/CBL Quota Share and (iii) any amount drawn in respect of debts, liabilities or expenses which are the liability of CC2 but not the liability of the Reinsurer under the 2010 CC2/CBL Quota Share or the 2009 CC2/CBL Quota Share, in each case to the extent that the Reinsurer is not reimbursed in respect of such amounts drawn.

(4)	If any amount is drawn against the Reinsurer’s FAL for debts, liabilities or expenses which are the liability of the Reinsured or CC2 (as applicable) but not the liability of the Reinsurer hereunder or under the 2011 Flectat/CBL Quota Share, the 2010 CC2/CBL Quota Share or the 2009 CC2/CBL Quota Share, the Reinsured or CC2 (as applicable) shall pay the same to the Reinsurer (to the extent not paid by the Reinsured or CC2, as applicable, to the Reinsurer pursuant to the corresponding provision of the 2011 Flectat/CBL Quota Share, the 2010 CC2/CBL Quota Share or the 2009 CC2/CBL Quota Share, as the case may be) and if not paid such amount shall be offset against any liability of the Reinsurer under this Treaty beyond the amount of the aggregate premium payable to the Reinsurer under Article 6 (subject to the provisions of Article 8 concerning settlement at Syndicate level).

(5)	If at any time there is provided by the Reinsured (or by another for its benefit) any additional FAL for the Reinsured pursuant to paragraph (2)(b) or (3)(b) of Article 11 (Additional Funds at Lloyd’s) below and Lloyd’s effects a voluntary or compulsory draw down of FAL other than by drawing down:

(i) from the Reinsurer’s FAL, the Relevant Percentage of the aggregate amount drawn down; and

(ii) from the other FAL, that percentage of the aggregate amount drawn down as is equal to 100 minus the Relevant Percentage,

the parties agree to take such action as may be necessary to restore the position which they would have been in had the Reinsurer’s FAL and the other FAL been drawn down in those proportions.

Article 11: Additional Funds at Lloyd’s

(1)	If in order to meet an open year solvency deficit arising in respect of the Reinsured’s underwriting as a member of the Syndicate for the 2012 underwriting year of account the Reinsured is required by Lloyd’s to provide additional Funds at Lloyd’s (“FAL”), the Reinsurer shall provide to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL of the Reinsured, a letter of credit, cash or investments in the amount of the required additional FAL to be deposited in the FAL of the Reinsured. The provision of such letter of credit, cash or investments shall not operate to increase the Limit of Indemnity.

(2)	If the Reinsured is required by Lloyd’s to provide additional FAL in order to meet an increase in the Reinsured’s economic capital assessment (“ECA”) which is attributable to a proposal by the Reinsured to take up its share of a mid-year increase in the capacity of the Syndicate for the 2012 underwriting year of account (“Pre-emption”) to maintain its percentage participation in the Syndicate for the 2012 underwriting year of account, then:

(a)	the Reinsurer may elect to provide to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL of the Reinsured, a letter of credit, cash or investments in the amount of 85% (or, if applicable, such reduced percentage as may then apply in consequence of the operation of paragraph 3(b) of this Article 11) of the required additional FAL to be deposited in the FAL of the Reinsured (“Reinsurer’s Additional ECA FAL”), in which event the Limit of Indemnity shall be increased by the amount of the Reinsurer’s Additional ECA FAL; or

(b)	the Reinsurer may elect not to provide any additional FAL for the Reinsured, in which event the Reinsured may provide (or permit there to be provided by another for its benefit) the required additional FAL and the quota share percentage specified in Article 2 shall be reduced to that percentage which the Reinsured’s member’s syndicate premium limit in respect of the 2012 underwriting year of account of the Syndicate before applying the Pre-emption bears to the Reinsured’s member’s syndicate premium limit in respect of the 2012 underwriting year of account of the Syndicate after applying the Pre- emption.

(3)	If the Reinsured is required by Lloyd’s to provide for any other reason (including as may be required in consequence of fluctuations in exchange rates) additional FAL in respect of the Reinsured’s underwriting as a member of the Syndicate for the 2012 underwriting year of account, then:

(a)	the Reinsurer may elect to provide to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL of the Reinsured, a letter of credit, cash or investments in the amount of 85% (or, if applicable, such reduced percentage as may then apply in consequence of the operation of paragraph 2(b) of this Article 11) of the required additional FAL to be deposited in the FAL of the Reinsured (“Reinsurer’s Other Additional FAL”), in which event the Limit of Indemnity shall be increased by the amount of the Reinsurer’s Other Additional FAL; or

(b)	the Reinsurer may elect not to provide any additional FAL for the Reinsured, in which event the Reinsured may provide (or permit there to be provided by another for its benefit) the required additional FAL (“Other FAL”) and the quota share percentage specified in Article 2 shall be reduced to that percentage which the aggregate of the amounts of the Reinsurer’s FAL and any Reinsurer’s Additional ECA FAL and/or (as the case may be) Reinsurer’s Other Additional FAL as may have been provided (together, “X”) bears to the aggregate of X and the Other FAL.

(4)	Where the Reinsurer provides any Reinsurer’s Additional ECA FAL and/or (as the case may be) any Reinsurer’s Other Additional FAL, the Reinsured shall thereafter use its reasonable efforts to secure a release from the Reinsured’s FAL, to the maximum possible extent as may be permitted in accordance with the Lloyd’s Capital Release Test assessment rules (and having first secured a release of all Reinsurer’s Additional Solvency FAL which the Reinsurer may have provided), such Reinsurer’s Additional ECA FAL and/or (as the case may be) any Reinsurer’s Other Additional FAL PROVIDED that if the Reinsured shall have provided (or permitted another to provide for its benefit) any FAL pursuant to paragraph 2(b) and/or (as the case may be) (3)(b) of this Article, any FAL released shall be returned to the Reinsurer and the Reinsured (or the third party who provided FAL for the Reinsured’s benefit as aforesaid) pro rata to the amounts (or aggregate amounts, as the case may be) of FAL provided by them for the Reinsured as referred to in this Agreement.

Article 12: Cash Calls

(1)	In the event that the Reinsured is required by the managing agent of the Syndicate to meet a cash call in respect of the Syndicate’s 2012 underwriting year of account, the Reinsured is entitled (unless the Reinsurer expressly elects and settles otherwise) to a cash settlement from the Reinsurer’s FAL and/or (as the case may be) any Reinsurer’s Additional ECA FAL and/or (as the case may be) any Reinsurer’s Other Additional FAL provided pursuant to paragraph (2)(a) and/or (as the case may be) (3)(a) of Article 11 (Additional Funds at Lloyd’s) equal to the Relevant Percentage of the amount of such cash call.

(2)	Amounts recovered under this provision shall be treated as a payment on account of the Reinsurer’s Limit of Indemnity, such that there shall be no reinstatement of the Limit of Indemnity or any of the FAL provided by the Reinsurer for amounts settled under this provision.

Article 13: Guarantee

(1)	CGL unconditionally and irrevocably guarantees to the Reinsurer the due and punctual payment, performance and discharge of the payment obligations of the Reinsured and CC2 under Article 10(4) (the “Obligations” and each an “Obligation”). If and whenever the Reinsured or CC2 (as the case may be)

shall default in the due payment, performance or discharge of an Obligation CGL shall, upon written demand by the Reinsurer, promptly pay, perform or discharge the Obligation in respect of which such default has been made.

(2)	As an independent and primary obligation and in addition to the obligations contained in paragraph (1), CGL hereby agrees to indemnify and keep indemnified the Reinsurer from and against any loss suffered or incurred by the Reinsurer arising from a failure by the Reinsured or CC2 (as the case may be) to observe, discharge or perform any of the Obligations or which shall not be recoverable on the footing of a guarantee (whether by reason of any legal limitation, disability or incapacity of the Reinsured or CC2 (as the case may be) or any other fact or circumstance) or as a result of any of the Obligations becoming illegal, void, voidable or unenforceable for any reason whatsoever or discharged by any insolvency whether or not known to CGL or any other person, which Obligations shall nevertheless be recoverable from and enforceable against CGL as sole or principal debtor in respect thereof and will be performed or paid by CGL on demand.

(3)	CGL shall from time to time on demand of the Reinsurer reimburse the Reinsurer for all costs and expenses (including legal fees) together with VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Reinsurer under this Article 13.

(4)	Save to the extent that the Reinsurer is otherwise entitled to do so under any agreement between the Reinsurer and the Reinsured or CC2 (as the case may be), interest may be added by the Reinsurer to any Obligations (and to any costs and expenses as referred to in paragraph (3)) which shall remain unpaid on the due date for payment, from such date until payment (whether before, on or at any time after demand or judgment or the liquidation of CGL) at the rate of 3 per cent per annum above the base lending rate for the time being of Barclays Bank Pic, which interest may be compounded (whether before, on or at any time after demand or judgment or the liquidation of CGL) by the Reinsurer with monthly rests to the extent that it shall remain unpaid.

(5)	The guarantee provided for in this Article 13 is a continuing security and shall remain in force until all of the Obligations have been satisfied in full. The obligations of CGL under this Article 13 shall not be (nor be construed so as to be) satisfied by any intermediate discharge or payment of or on account of the Obligations or any settlement of account between the Reinsurer and the Reinsured or CC2 (as the case may be) or any other person.

(6)	Neither the obligations of CGL nor the rights and remedies of the Reinsurer under this Article 13, or otherwise conferred by law, shall be discharged, prejudiced or impaired by reason of:

(a)	any variation of any of the Obligations or of the terms or conditions of any agreement between the Reinsurer and the Reinsured or CC2 (as the case may be);

(b)	any failure on the part of the Reinsurer (whether intentional or not) to perfect or enforce any right or remedy against the Reinsured or CC2 (as the case may be) or any other person;

(c)	any legal limitation, disability, incapacity or other circumstance relating to the Reinsured, CC2 or CGL or any other person or any change in the constitution of the Reinsured, CC2 or CGL or the Reinsurer’s absorption into or amalgamation with any other person or the acquisition of all or part of the Reinsurer’s undertaking by any other person;

(d)	any of the Obligations or any obligation of any person under any agreement between the Reinsurer and the Reinsured or CC2 (as the case may be) being or becoming invalid, illegal, void or unenforceable for any reason;

(e)	any time or other indulgence given or agreed to be given by the Reinsurer to, or any composition or other arrangement made with or accepted from, the Reinsured or CC2 in respect of any of the Obligations;

(f)	any waiver or release of any of the Obligations;

(g)	the Reinsured, CC2 or any other person party to any agreement between the Reinsurer and the Reinsured or CC2 (as the case may be) being wound up, going into administration or liquidation or making any composition or arrangement with its creditors (whether or not sanctioned by the court and whether or not the Reinsurer has agreed to such compromise or arrangement) or the making of a bankruptcy order in respect of any such person and so that where, by virtue of any compromise or arrangement, any part of the Obligations are transferred to any other person, this Article 13 shall take effect as if the expression “the Reinsured or CC2 (as the case may be}” included such other person; or

(h)	any other act, event or omission which, but for this provision, would or might operate to offer any legal or equitable defence for or impair or discharge CGL’s obligations under this Article 13 or prejudicially affect the rights or remedies of the Reinsurer under this Article 13 or otherwise conferred by law.

(7)	The Reinsurer may enforce this Article 13 without first making or filing any claim or proof in a winding-up or dissolution of the Reinsured or CC2 or the winding-up, dissolution or bankruptcy of any other person or first taking any steps or proceedings against the Reinsured or CC2 or any such person.

(8)	CGL hereby waives any rights which it may have to require the Reinsurer first to claim payment from the Reinsured or CC2 (or either of them), before enforcing any rights of the Reinsurer against CGL under this Article 13.

(9)	Any right which at any time CGL may have under the existing or future laws of the Island of Guernsey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against CGL in respect of the obligations assumed by CGL under or in connection with this Treaty is hereby waived.

(10)	Any right which at any time CGL may have under the existing or future laws of the Island of Guernsey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with this Treaty be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived.

Article 14: Errors and Omissions

It is hereby understood and agreed that any inadvertent delays, omissions or errors made in connection with this Treaty shall not be held to relieve any of the parties hereto from any liability which would have attached to them hereunder if such delay, omission or error had not occurred provided that rectification is made upon discovery.

Article 15: Non-Waiver

The failure of the Reinsured or the Reinsurer to insist on compliance with the contract to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedy contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedy in the future.

Article 16: Insolvency

Where an Insolvency Event (as defined below) occurs in relation to the Reinsured the following terms shall apply (and, in the event of any inconsistency between these terms and any other terms of this Treaty, the following terms shall prevail):

(1)	Notwithstanding any requirement in this Treaty that the Reinsured shall actually make payment in discharge of its liability to its policyholders before becoming entitled to payment from the Reinsurer:

(a)	the Reinsurer shall be liable to pay the Reinsured even though the Reinsured is unable actually to pay, or discharge its liability to, its policyholders, but

(b)	nothing in this clause shall operate to accelerate the date for payment by the Reinsurer of any sum which may be payable to the Reinsured, which sum shall only become payable as and when the Reinsured would have discharged, by actual payment, its liability for its then current net loss but for the Reinsured being the subject of any Insolvency Event.

(2)	The existence, quantum, valuation and date for payment of any sum which the Reinsurer is liable to pay the Reinsured under this Treaty shall be those and only those for which the Reinsurer would be liable to the Reinsured if the liability of the Reinsured to its policyholders had been determined without reference to any term in any composition or scheme of arrangement or any similar such arrangement, entered into between the Reinsured and its policyholders, unless and until the Reinsurer serves written notice to the contrary on the Reinsured in relation to any composition or scheme of arrangement.

(3)	The Reinsurer shall be entitled (but not obliged) to set-off, against any sum which it may be liable to pay the Reinsured, any sum for which the Reinsured is liable to pay the Reinsurer.

For the purposes of this Article, an “Insolvency Event” shall occur if:

A	(i) (in relation to (1), (2) and (3) above) a winding-up petition is presented in respect of the Reinsured or a provisional liquidator is appointed over it or if the Reinsured goes into administration, administrative receivership or receivership or if the Reinsured has a scheme of arrangement or voluntary arrangement proposed in relation to all or any part of its affairs; or

(ii) (in relation to (1) above) if the Reinsured goes into compulsory or voluntary liquidation,

or, in each case, if the Reinsured becomes subject to any other similar insolvency process (whether under the laws of England and Wales or elsewhere); and

B	the Reinsured is unable to pay its debts as and when they fall due within the meaning of section 123 of the Insolvency Act 1986 (or any statutory amendment or re-enactment of that section).

Article 17: Arbitration

(1)	Any dispute arising out of or relating to the interpretation, performance or breach of this Treaty (except the provisions of Article 13), as well as the formation and/or validity thereof (except with respect to Article 13), shall be referred to arbitration under ARIAS UK Arbitration Rules by a panel of three arbitrators. The Reinsurer or the Reinsured may request arbitration in writing sent to the other party (the respondent) by certified or registered post, return receipt requested.

(2)	One arbitrator shall be chosen by the Reinsurer and one by the Reinsured, and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If the Reinsurer fails to appoint its arbitrator within 30 days after being requested to do so by the Reinsured, the Reinsured may appoint the second arbitrator.

(3)	Where the two party-appointed arbitrators have failed to appoint a third arbitrator within 30 days of the arbitration demand, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

(4)	All arbitrators will be disinterested persons (including those who have retired) having at least 10 years experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

(5)	Within 30 days after notice of appointment of all arbitrators the panel will meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

(6)	The panel may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute and shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions. Unless the panel agrees otherwise, arbitration will take place in England, but the venue may be changed when the panel deems such change to be in the best interest of the arbitration proceeding. Insofar as the panel looks to substantive law, it will consider the law of England. The decision of any two arbitrators when rendered in writing will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

(7)	Each party will bear the costs of its own arbitrator and will bear, jointly and equally with the other party, the costs of the third arbitrator. The panel will allocate the remaining costs of the arbitration. The panel may, at its discretion, award such further costs, Interest and expenses as it considers appropriate, including without limitation, with respect to legal fees.

(8)	The provisions of this Article shall survive the expiration or termination of this Treaty.

Article 18: Notices

(1)	Any notice or other communication under or in connection with this Treaty shall be delivered personally or sent by first class pre-paid post return receipt required, to the intended recipient.

(a)	in the case of the Reinsured or CC2:

Gallery 9,

One Lime Street,

London EC3M 7HA,

United Kingdom.

Attn: The Secretary

(b)	in the case of the Reinsurer:

Atlantic House

11 Par-La-Ville Road

Hamilton HM 11

Bermuda

Attn: The Directors, Canopius Bermuda Limited

(c)	in the case of CGL:

Ogier House

St. Julian’s Avenue

St Peter Port

Guernsey GY1 1WA

Attn: The Directors, Canopius Group Limited

or such other addresses as the relevant party has specified in writing to the party giving notice.

(2)	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(a)	if delivered personally, at the time of delivery but if delivery takes place outside business hours, the commencement of business following delivery or transmission; or

(b)	if sent by first class mail to an address in the United Kingdom on the second Business Day after posting in the United Kingdom;

(c)	if sent by air mail from or to the United Kingdom, the fifth Business Day after posting.

(3)	In proving service by post it shall be sufficient to prove that the envelope containing the notice was properly addressed, stamped and posted.

Article 19: Counterparts

This Treaty may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Article 20: Law and Jurisdiction

(1)	Article 13 of this Treaty and the rights and obligations thereunder of the Reinsurer and CGL shall be governed by and construed in accordance with English law.

(2)	CGL agrees for the benefit of the Reinsurer that the courts of England and Wales shall have jurisdiction to hear and decide any claim and to settle any dispute arising out of or in connection with Article 13 of this Treaty (including with respect to the formation and/or validity of this Treaty in connection with Article 13) or in respect of any non-contractual matters and for these purposes irrevocably submits to the jurisdiction of the courts of England and Wales.

(3)	CGL irrevocably waives any objection which it might now or hereafter have to the courts referred to in paragraph (2) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with Article 13 of this Treaty and agrees not to claim that any such court is not a convenient or appropriate forum.

(4)	Process by which any proceedings are begun in England may be served on a party by being delivered in accordance with Article 18 but nothing in Article 18 affects the right to serve process in any other manner permitted by law.

(5)	The submission to the jurisdiction of the courts referred to in paragraph (2) shall not (and shall not be construed so as to) limit the right of the Reinsurer to take proceedings against CGL in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(6)	CGL hereby consents generally in respect of any legal action or proceeding arising out of or in connection with Article 13 of this Treaty to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any judgment which may be made or given in such action or proceeding.

This document is EXECUTED AS A DEED and is delivered and takes effect at the date written at the beginning of it.

Executed as a deed by FLECTAT	)
LIMITED acting by	)
two directors or a director and its	)
company secretary:	)

Director

Director

Executed as a deed by CANOPIUS	)
CAPITAL TWO LIMITED acting by	)
two directors or a director and its	)
company secretary:	)

Director

Director

Signed as a deed on behalf of	)
CANOPIUS BERMUDA LIMITED,	)
a company incorporated in Bermuda,	)
as Reinsurer for its 100% participation	)
herein	)

by: and

each being persons who, in accordance with the laws of that territory, are acting under the authority of that company

Signed as a deed on behalf of	)
CANOPIUS GROUP LIMITED,	)
a company incorporated in the Island of	)
Guernsey	)

by: and		Jeff Nicolle As alternate director to ROGER LE TISSIER.

each being persons who, in accordance with the laws of that territory, are acting under the authority of that company